UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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GETTY REALTY CORP.

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GETTY REALTY CORP.

125 JERICHO TURNPIKE, SUITE 103, JERICHO, NEW YORK 11753

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 24, 2012

To the Stockholders of GETTY REALTY CORP.:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Getty Realty Corp., a Maryland corporation, will be held at JP Morgan Chase & Co., 383 Madison Avenue, New York, New York, 10179 on May 24, 2012 at 3:30 p.m., for the following purposes:

(1)	To elect a Board of six directors to hold office until our 2013 annual meeting and until their successors are elected and qualified.
(2)	To hold an advisory vote to approve named executive officer compensation.
(3)	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012.

We will also transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 29, 2012 are entitled to notice of and to vote at this meeting or any adjournments or postponements thereof.

We are pleased to take advantage of the Securities and Exchange Commission (“SEC”) rules allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process will expedite stockholders’ receipt of proxy materials, lower the costs and reduce the environmental impact of our annual meeting.  On or about April 13, 2012, for the holders of record and beneficial owners of our common stock as of the close of business on the record date, we will either send (i) a copy of our Proxy Statement, including this Notice of Annual Meeting, the accompanying proxy card and our Annual Report or (ii) a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability instructs you how to access and review this proxy statement and our annual report beginning on April 13, 2012. The Notice of Internet Availability also instructs you how you may submit your proxy over the Internet.

By Order of the Board of Directors, /s/ Joshua Dicker Joshua Dicker Senior Vice President, General Counsel and Secretary
Jericho, New York April 12, 2012

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE READ THE PROXY STATEMENT AND COMPLETE A PROXY FOR YOUR SHARES AS SOON AS POSSIBLE. YOU MAY AUTHORIZE A PROXY TO VOTE YOUR SHARES OVER THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE WEBSITE INDICATED IN THE NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS MAILED TO YOU. IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, YOU SHOULD PROVIDE INSTRUCTIONS TO YOUR BROKER, BANK, NOMINEE OR OTHER INSTITUTION ON HOW TO VOTE YOUR SHARES. YOU MAY ALSO REQUEST A PAPER PROXY CARD TO SUBMIT YOUR VOTE BY MAIL. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THAT VOTE WILL REVOKE ANY PROXY YOU PREVIOUSLY SUBMITTED. IF YOU HOLD SHARES IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, YOU MUST PROVIDE A LEGAL PROXY FROM THAT INSTITUTION IN ORDER TO VOTE YOUR SHARES AT THE MEETING. YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

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GETTY REALTY CORP.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Getty Realty Corp. (hereinafter called the “Company” or “Getty”), to be voted at the Annual Meeting to be held at JP. Morgan Chase & Co., 383 Madison Avenue, New York, New York, 10179 on May 24, 2012 at 3:30 p.m., and at any adjournments or postponements thereof (the “Annual Meeting”), for the purposes of electing a Board of Directors, ratifying the appointment of independent auditors and transacting such other business as may properly come before the meeting or any adjournments or postponements thereof.

Record Date, Voting Rights, Outstanding Shares and Quorum

At the close of business on March 29, 2012, the record date for stockholders entitled to vote at the Annual Meeting, there were 33,394,755 shares of Getty common stock outstanding. Each outstanding share of common stock is entitled to one vote. The common shares vote as a single class. In order to constitute a quorum at the Annual Meeting, there must be present, or voting by proxy, holders of a majority of the outstanding common stock.

Under Maryland law, shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered by the beneficial owner of the stock to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Voting Requirements

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

All valid proxies received before the Annual Meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of each of the proposals. At the discretion of the persons named in the enclosed proxy card or vote instruction form, the proxies may vote on any other matter that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

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Vote Required

If a quorum is achieved at the Annual Meeting, the following voting requirements will apply:

•	Board Elections. To be elected to serve until our 2013 annual meeting and until his successor is elected and qualifies, a director nominee will be elected if the number of votes cast “FOR” that director exceeds the number of votes cast “AGAINST” that director. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.
•	Advisory vote to approve named executive officer compensation. The affirmative vote of a majority of the votes cast at the Annual Meeting will be necessary to approve the advisory vote on executive compensation. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of this proposal.
•	Ratify the appointment of PricewaterhouseCoopers LLP. A majority of votes cast at the Annual Meeting is necessary to ratify the appointment of the independent registered public accounting firm. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of this proposal.

Broker Non-Votes and Abstentions

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (generally referred to as being held in street name) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares. In the absence of instructions, shares subject to such broker non-votes will not be counted as voted or as present or represented on either of the proposals and therefore will have no effect on the vote.

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against all, some or none of the nominees for director and whether your shares should be voted for or against the other proposals.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and we will reimburse them for their reasonable, out-of-pocket costs. We may also use the services of our officers, directors and others to solicit proxies personally or by telephone, without additional compensation.

Notice Regarding the Availability of Proxy Materials

From the date of mailing of the Notice of Internet Availability through the conclusion of the Annual Meeting, stockholders will be able to access all of the proxy materials on the internet at www.proxyvote.com. The proxy materials will be available free of charge. The Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials (including our annual report to shareholders) over the internet or through other methods specified at the website designated in the Notice of Internet Availability. The website designated contains instructions as to how to vote over the internet or by telephone. The Notice of Internet Availability also instructs you as to how you may request a paper or email copy of the proxy card. If you received a Notice of Internet Availability and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

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The rules and regulations adopted by the Securities and Exchange Commission (the “SEC”) permit us to deliver a single Notice of Internet Availability or set of Annual Meeting materials to one address shared by two or more of our stockholders.  We have delivered only one Notice of Internet Availability or Annual Meeting materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We will promptly deliver, upon written or oral request, a separate copy of the Notice of Internet Availability or Annual Meeting materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice of Internet Availability or Annual Meeting materials, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.  If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices of Internet Availability or Annual Meeting materials for your household, please contact Broadridge at the above phone number or address.

The Notice of Internet Availability or Annual Meeting materials is being sent to stockholders on and will be available on the internet or about April 13, 2012.

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PROPOSAL NO. 1
ELECTION OF DIRECTORS
(Item No. 1 on the Proxy Card)

Nominees for Election at the Annual Meeting

Getty’s directors are elected at each annual meeting of stockholders and hold office for a term of one year and until their respective successors are elected and qualified. The Board of Directors has nominated six candidates for election as directors for a one year term ending at the 2013 annual meeting of the Company’s stockholders or when their successors are duly elected and qualified. If a quorum is achieved at the Annual Meeting, a director will be elected for a term of one year if the number of votes cast “FOR” that director exceeds the number of votes cast “AGAINST” that director.

You may use the enclosed proxy card to cast your votes for the election of the nominees named in the table below. In the event that any of the nominees should become unable or unwilling to serve as a director, we intend to vote your proxy “FOR” the election of the person, if any, who is designated by the Board of Directors. For additional information about how we identify and evaluate nominees for director, see “Committees – Nominating/Corporate Governance Committee” below.

Set forth below is information regarding the directors nominated for election at the Annual Meeting, including background information and information regarding the specific experience, qualifications, attributes and skills that support the conclusion that these nominees should serve as directors of Getty.

Name and Age	Offices Held in Getty and/or Principal Occupation
Leo Liebowitz – 84

Mr. Liebowitz has served as Chairman of the Board of Getty since 1971 and served as the Chief Executive Officer of Getty from 1985 until 2010. Mr. Liebowitz served as President of Getty from 1971 until 2004. In 1955, Mr. Liebowitz co-founded the predecessor business that became our Company, and he is our largest individual stockholder.

Mr. Liebowitz also served as Chairman, Chief Executive Officer and a director of Getty Petroleum Marketing Inc. from 1996 until 2000, and as a director of the Regional Banking Advisory Board of JPMorgan Chase & Co. from 1975 to the present.

As our co-founder and one of our largest stockholders since the Company’s inception, Mr. Liebowitz possesses a deep understanding and appreciation of all aspects of Getty, its history and its business. He is highly qualified to serve on and lead our Board.

Mr. Liebowitz relinquished his position as the Chief Executive Officer of the Company on May 20, 2010. He continues his active role with the Company, and as its Chairman of the Board.

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Milton Cooper - 83

Mr. Cooper has served as a director of Getty since 1971 and as Chairman of the Compensation Committee of the Board of Directors since 2006 and a member of the Nominating/Corporate Governance Committee since before 1993.

Mr. Cooper is the Executive Chairman of the Board of Directors for Kimco Realty Corporation (“Kimco”), a NYSE listed real estate investment trust which is one of the nation’s largest owners and operators of neighborhood and community shopping centers. Mr. Cooper served as the Chairman of the Board of Directors and Chief Executive Officer of Kimco from its initial public offering in 1991 to 2009, and was a Director and President of Kimco prior thereto. In 1956, Mr. Cooper co-founded the predecessor business that became Kimco.

Mr. Cooper is a nationally recognized leader of the modern REIT industry. He has received the National Association of Real Estate Investment Trusts Industry Leadership Award for his significant and lasting contribution to the REIT industry. From 1983 through April 2012, he was also a director of Blue Ridge Real Estate/Big Boulder Corporation, a real estate management and land development firm. Mr. Cooper also served as a member of the Executive Committee of the Board of Governors of the National Association of Real Estate Investment Trusts.

Along with Mr. Liebowitz, Mr. Cooper is the longest-serving member of our Board, and also one of our largest individual stockholders. Mr. Cooper is a trusted advisor and highly qualified for our Board.

Philip E. Coviello – 69

Mr. Coviello has served as a director of Getty since 1996 and has served as Chairman of the Audit Committee of the Board of Directors since 2000. Mr. Coviello also serves on the Compensation Committee since 2007 and the Nominating/Corporate Governance Committee since 1999.

Mr. Coviello has served as a director of Kimco since 2008 and serves on Kimco’s Audit Committee, Executive Compensation Committee and Nominating and Corporate Governance Committee. Mr. Coviello was a partner in Latham & Watkins LLP, an international law firm, for eighteen years, until his retirement from the firm as of December 31, 2003.

Mr. Coviello’s qualifications to serve on our Board include his 36 years of legal experience counseling Boards of Directors and senior management of public and private companies on a wide range of corporate and securities law issues, including mergers and acquisitions, securities offerings and corporate governance, regulatory compliance and other matters.

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David B. Driscoll – 57

Mr. Driscoll has served as a director of Getty since 2007 and as Lead Director from April 2008 until February 2010. Mr. Driscoll has served as President of Getty since April 2010 and as the Company’s Chief Executive Officer since May 2010.

Prior to joining Getty as President, Mr. Driscoll was a Managing Director of Morgan Joseph & Co., Inc. since July 2001, and prior thereto, from 1999 he was the co-head of ING Barings Americas Equity Capital Markets. From 1995 to 1999 he served as Managing Director and Global Coordinator of real estate activities for ING Barings and its Americas predecessor, Furman Selz. From 1983 to 1994, Mr. Driscoll worked at Smith Barney as the senior officer responsible for property, lodging and leisure activities. Mr. Driscoll also served from 1987 through 1991 as a director of Aer Lingus-Dunfey Corporation, the North American holding company for Aer Lingus whose primary asset was the Omni Hotels.

Mr. Driscoll’s qualifications to serve on our Board include his past leadership experience with two investment banking firms, including as a Managing Director of Morgan Joseph & Co., Inc. and as the founder of the real estate group at Smith Barney, which he ran for more than a decade, as well as his broad range of experience and diverse knowledge of financial markets and capital deployment strategies, particularly as they relate to the real estate industry and REITs.

Richard E. Montag - 79

Mr. Montag has served as a director of Getty since 2010. He is a member of Compensation Committee since 2010 and the Audit Committee since 2010.

He was a director of FNC Realty Corporation (f/k/a Frank’s Nursery & Crafts, Inc.) from 2004 until 2005; Enterprise Asset Management, Inc. from 2003 until 2004; Hills Stores Company from 1997 to 1998, and Getty Petroleum Marketing Inc. from 1996 until 2000. From 1982 until 1998, Mr. Montag was the Vice President of Real Estate Development, The Richard E. Jacobs Group. On September 8, 2004, Frank’s Nursery & Crafts, Inc. filed a voluntary petition for protection under Chapter 11 of the United States Bankruptcy Act, and on July 27, 2005, emerged from bankruptcy protection pursuant to a court approved plan of reorganization as FNC Realty Corporation.

Mr. Montag’s qualifications to serve on our Board include his demonstrated leadership and management experience and strong understanding of public company governance and operations through his prior service on three public company boards. Mr. Montag also possesses experience as a director of Getty Petroleum Marketing, Inc. from October 1996 until December 2000 and as a senior executive in the real estate industry, including his prior position as vice-president and partner with The Richard E. Jacob Group, Inc., one of the nation’s most established and respected owners, developers, and managers of commercial real estate.

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Howard B. Safenowitz – 53

Mr. Safenowitz has served as a director of Getty since December 1998 and as Lead Director of Getty since February 2010. He has also served as Chairman of the Nominating/Corporate Governance Committee of the Board of Directors since 2005. Mr. Safenowitz also serves on the Compensation Committee since 1999 and on the Audit Committee since 2005.

Together with attributed family interests, Mr. Safenowitz is also one of the Company’s largest stockholders. Mr. Safenowitz is the President of Safenowitz Family Corp., an investment firm, since 1997. From 1990 to 2003, he was employed by The Walt Disney Company where he served as Senior Vice President, Business Affairs of Buena Vista Motion Pictures from March 2001 until April 2003 and prior thereto as Vice President, Business Affairs of Walt Disney Pictures and Television from 1996 until 2001. Mr. Safenowitz practiced corporate and transactional law in New York and California from 1983 until joining The Walt Disney Company in 1990. He also served as a director of Getty Petroleum Marketing, Inc. from December 1998 until December 2000.

Mr. Safenowitz’s qualifications to serve on our Board include his significant experience with and knowledge of Getty, along with his prior service as a director of Getty Petroleum Marketing, Inc. until December 2000, which together provide him with a valuable perspective on core business matters that face our Company. In addition, his experience as a corporate lawyer, as well as his position as the president of Safenowitz Family Corp., and his past leadership experience at The Walt Disney Company, have provided Mr. Safenowitz demonstrated leadership and management skills contributing to his value as an advisor to our Company.

Recommendation

The Board unanimously recommends that you vote “FOR” the election of each nominee for director.

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CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors and Board Leadership Structure

Our Board of Directors is currently comprised of Leo Liebowitz, Howard B. Safenowitz, Milton Cooper, Philip E. Coviello, David B. Driscoll, and Richard E. Montag. Our Board is elected by the stockholders to oversee the performance of the business affairs of the Company and to set broad strategy for the Company’s growth. The Board of Directors acts as an advisor to senior management and monitors its performance. It also oversees the Company’s compliance efforts. To help discharge its responsibilities, the Board of Directors has adopted Corporate Governance Guidelines on significant corporate governance issues. The Corporate Governance Guidelines address, among other things, the size of the Board of Directors, director independence, committee membership and structure, meetings and executive sessions, and director selection and training.

The Charters for each of the committees of the Board of Directors, the Corporate Governance Guidelines, and Getty’s Business Conduct Guidelines (which serve as our code of ethics under the Sarbanes-Oxley Act of 2002 and our code of business conduct and ethics under the NYSE rules, and covers officers, employees and directors), may all be accessed through the Getty website at www.gettyrealty.com by clicking on Corporate Governance. Additionally, copies of any such documents may be obtained by submitting a written request to Mr. Joshua Dicker, Senior Vice President, General Counsel and Secretary, at the address for Getty’s executive offices provided in this Proxy Statement. The Business Conduct Guidelines apply to all employees, officers and directors of the Company and waivers of the Business Conduct Guidelines for directors or executive officers, if any, will be disclosed as required by the rules and regulations of the SEC. There were no such waivers in 2011.

For the year ended December 31, 2011, our Board of Directors had six members. The Board of Directors has nominated six candidates for election as directors for a one year term ending at the 2013 annual meeting of the Company’s stockholders and when their successors are duly elected and qualified. If a quorum is achieved at the Annual Meeting, a director will be elected if the number of votes cast “FOR” that director exceeds the number of votes cast “AGAINST” that director.

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer (“CEO”) and Chairman of the Board as the Board believes it is in the best interests of the Company for the Board to have the flexibility to make the determination whether the same person should serve as both the CEO and Chairman of the Board at any given point in time, or whether the roles should be separate, depending, among other factors, on the position and direction of the Company and the membership of the Board. The Board believes that its current leadership structure, with the separation of the Chairman and the CEO position, is appropriate for the Company because it separates the leadership of the Board from the day-to-day leadership of the Company. The Board believes that, in addition to the independent Lead Director, separating the position of Chairman from the CEO better positions the Board to evaluate the performance of management and enables the Chairman to provide guidance to the CEO.

In his role as Chairman of the Board, Mr. Liebowitz is responsible for enhancing Board effectiveness, in particular by ensuring the Board works as a cohesive team; ensuring that the Board has adequate resources and that there is a process in place to assure that the Board is presented with full, timely and relevant information; ensuring that there is a process in place to monitor best practices that relate to the responsibilities of the Board; and assessing the effectiveness of the overall Board, and individual directors on a regular basis. He is also responsible for Board management, in particular by providing oversight on the agendas for Board meetings; consulting with the CEO regarding the membership and the chairs for Board committees ensuring that the independent directors meet regularly without management present to discuss the effectiveness of the Chief Executive Officer and the Board, and by chairing Board meetings.

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In his role as the CEO, Mr. Driscoll is responsible for setting a strategic vision for the Company and seeking to align the Company, internally and externally, with that strategic vision. In addition, Mr. Driscoll, as CEO, is responsible for day to day leadership of the Company, promoting Company performance through his leadership, and leading the Company in the execution of its business plan. Our CEO also serves on our Board, which we believe helps the CEO serve as a bridge between management and the Board of Directors, ensuring that both groups act with a common purpose. We believe that the CEO’s presence on the Board enhances his ability to provide insight and direction on important strategic initiatives to both management and the independent directors and, at the same time, ensures that the appropriate level of independent oversight is applied to all decisions by the Board.

Role of Board of Directors in Risk Oversight

It is management’s responsibility to assess and manage the various risks the Company faces and the Board’s responsibility to oversee management in this effort. In exercising its oversight, the Board has delegated primary responsibility for risk assessment and risk management oversight to the Audit Committee. Under its Charter, the Audit Committee’s responsibilities include discussing with management the Company’s policies with respect to risk assessment and risk management, and the Company’s material financial risk exposures and the actions management has taken to limit, monitor or control such exposure. The Audit Committee receives periodic reports from management on the Company’s enterprise risk management practices and our risk mitigation efforts. The Audit Committee also oversees the Company’s legal and regulatory compliance programs and internal audit function. Our full Board periodically reviews the Company’s strategic plans and objectives, including the risks that may affect the achievement of these strategic plans and objectives.

Independence of Directors

The Board of Directors has determined that Messrs. Cooper, Coviello, Montag and Safenowitz are “independent” as defined in the listing standards of the NYSE. In making these determinations, the Board of Directors considered all relevant facts and circumstances, including the independence standards set forth in Section 303A.02 of the rules of the New York Stock Exchange. The Board of Directors affirmatively determined that none of the directors, or any of their respective family members, other than (a) Mr. Liebowitz, who has an executive role with the Company as its Chairman of the Board, and (b) Mr. Driscoll, who is the President and Chief Executive Officer of the Company, has had any relationship with Getty (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), other than as a shareholder and director of Getty, within the last three years. Accordingly, the Board of Directors has affirmatively determined that each of the directors, other than Mr. Liebowitz and Mr. Driscoll, is “independent.”

It has been and will continue to be the practice of the Board of Directors to meet at least quarterly each year and have Mr. Liebowitz, as Chairman, chair such meetings. Additionally, it has been the practice of the independent directors to meet in executive session at least quarterly each year, and to have the Lead Director chair such sessions.

Mr. Safenowitz has served since February 25, 2010 as the Company’s Lead Director to preside at all executive sessions of the independent directors.

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Directors’ Meetings

During the year ended December 31, 2011, the Board of Directors held 14 meetings (including four regular meetings and 10 special meetings). With the exception of one Board Meeting at which Mr. Coviello could not be in attendance, each of the directors attended all of the meetings of the Board of Directors, and of the Committees of the Board on which the director served. Each of the directors also attended the annual meeting of stockholders in May 2011.

Committees

The Board of Directors has an Audit Committee, a Nominating/Corporate Governance Committee and a Compensation Committee, the membership and functions of which are described below.

Audit Committee

The Audit Committee met seven times in 2011. The Audit Committee consisted of Messrs. Coviello (Chairman), Montag, and Safenowitz. The Audit Committee selects the firm of independent public accountants that audits the consolidated financial statements of Getty and its subsidiaries, discusses the scope and the results of the audit with the accountants and discusses Getty’s financial accounting and reporting practices. The Audit Committee also examines and discusses the adequacy of Getty’s internal control over financial reporting with the accountants and with management. The Board has designated the Audit Committee to take the lead in overseeing our risk assessment and risk management, along with compliance with our Business Conduct Guidelines. In addition to regular meetings, at least one Audit Committee member meets telephonically with management and Getty’s independent auditors to review the Company’s annual and quarterly reports and other reports, as appropriate, prior to their filing with the SEC. The Audit Committee met with management and Getty’s independent auditors to review the Company’s audited financial statements for the year ended December 31, 2011 with particular emphasis on the various accounting matters raised by the December 5, 2011 filing by Getty Petroleum Marketing, Inc. for protection under Chapter 11 of the Federal Bankruptcy Code, and recommended to the Board of Directors that the financial statements be included in the Company’s Annual Report on Form 10-K for such year. See “Role of Board of Directors in Risk Oversight” on page 11 for a discussion of the Audit Committee’s role in risk assessment and risk management oversight. Additionally, the Audit Committee reviews and discusses with management, management’s specific disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Please also see the Audit Committee Report included in this Proxy Statement.

The Board of Directors determined that for the year ended December 31, 2011, each member of the Audit Committee (a) was (1) “independent” and (2) “financially literate” as such term is defined in the listing standards of the NYSE and (b) met the independence tests set forth in Section 301 of the Sarbanes-Oxley Act of 2002 and regulations promulgated thereunder by the SEC. The Board of Directors also determined that for the year ended December 31, 2011, Mr. Coviello and Mr. Montag qualified as an “audit committee financial expert” under the relevant rules of the SEC, and that each of Messrs. Coviello and Montag had the requisite accounting/financial management expertise required by the listing standards of the NYSE.

The Charter of the Audit Committee provides that members of the Audit Committee may not be members of the audit committee of three or more other public companies unless such other memberships have been disclosed to the Board and the Board has determined that such simultaneous service does not impair the ability of such member to serve effectively on the Audit Committee. None of the Audit Committee members served on the audit committee of three or more other public companies during 2011.

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Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee met twice in 2011. The Nominating/Corporate Governance Committee consisted of Messrs. Safenowitz (Chairman), Cooper, and Coviello. The Nominating/Corporate Governance Committee recommends nominees for election to the Board and reviews the role, composition and structure of the Board and its committees. As part of this review, the Committee evaluates (i) whether to have a Lead Director, (ii) the responsibilities of the positions of Chairman of the Board and Lead Director, and (iii) the qualifications for those positions, including whether the position of Chairman of the Board of Directors should be held by the Chief Executive Officer, an independent director, or a non-independent director other than the Chief Executive Officer. The Nominating/Corporate Governance Committee also recommends candidates to the Board for election as officers.

For a discussion of the specific experience, qualifications, attributes or skills of the nominees for election to the Board, see the “Nominees for Election at the Annual Meeting” section on page 6 of this Proxy Statement.

The Nominating/Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, consistent with the Committee’s charter, when identifying director nominees the Committee considers general principles of diversity, and does so in the broadest sense. The Nominating/Corporate Governance Committee seeks to recommend the nomination of directors who represent different qualities and attributes and can represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and oversight of the Company’s business.

The Board of Directors has determined that each member of the Nominating/Corporate Governance Committee is “independent” as such term is defined in the listing standards of the NYSE. The Nominating/Corporate Governance Committee Charter includes policies with regard to stockholder recommendations of nominees to the Board of Directors.

Stockholders wishing to recommend candidates for election to the Board must supply information in writing regarding the candidate to Mr. Joshua Dicker, Senior Vice President, General Counsel and Secretary of the Company, at the Company’s executive offices. This information should include the candidate’s name, biographical data and an analysis of the candidate based on the director candidate criteria described below. The recommendation must also include all information relating to the proposed director nominee that would be required to be disclosed in a solicitation of proxies for election of directors in an election contest under applicable securities law. Stockholders wishing to nominate a candidate must comply with the advance notice requirements in our By-Laws. Please refer to our By-Laws for more specific information. Additional information regarding any proposed nominees may be requested by the Nominating/Corporate Governance Committee.

Each nominee must possess fundamental qualities of intelligence, honesty, good judgment, and high standards of ethics, integrity, fairness and responsibility. The Nominating/Corporate Governance Committee also will consider the following criteria, among other criteria the Committee deems appropriate, including the specific needs of the Board at the time:

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•	experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;
•	the director’s past attendance at meetings and participation in and contributions to the activities of the Board (if applicable);
•	experience in our industry and with relevant social policy concerns;
•	understanding of our business on a technical level;
•	educational and professional background and/or academic experience in an area of our operations;
•	experience as a board member of another publicly held company;
•	practical and mature business judgment, including ability to make independent analytical inquiries;
•	“independence,” as defined by the NYSE listing standards;
•	financial literacy;
•	standing in the community; and
•	ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths.

On the basis of the information gathered in this process, the Nominating/Corporate Governance Committee will determine which nominees to recommend to the Board. Recommendations and related information received prior to any Nominating/Corporate Governance Committee meeting where director nominees are to be considered will be considered at that meeting. The Nominating/Corporate Governance Committee uses the same process for evaluating all nominees, regardless of the source of the recommendation. This process includes, among other things, personal interviews, discussions with professional references, background checks, credit checks and resume verification.

The Nominating/Corporate Governance Committee has not received any recommendation for a director nominee from any stockholder or group of stockholders.

Compensation Committee

The Compensation Committee met twice in 2011. The Compensation Committee consisted of Messrs. Cooper (Chairman), Coviello, Montag and Safenowitz. The Compensation Committee is responsible for developing and, with the approval of the Board, implementing the compensation plans, policies and programs of the Company and producing an annual report on executive compensation for inclusion in the Company’s proxy materials in accordance with applicable rules and regulations. It is the Compensation Committee’s responsibility to ensure that compensation programs are designed to encourage high performance and promote accountability and assure that employee interests are aligned with the interests of the Company’s stockholders. The Board has determined that each member of the Compensation Committee is “independent” as such term is defined in the listing standards of the NYSE.

The Compensation Committee also administers the Supplemental Retirement Plan for Executives of Getty Realty Corp. and Participating Subsidiaries (the “Supplemental Retirement Plan”) and the Getty Realty Corp. 2004 Omnibus Incentive Compensation Plan (the “2004 Plan”) and reviews, and recommends to the Board, for Board approval, the compensation of the directors and each of the officers of Getty.

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The Compensation Committee’s Charter provides that the Committee may delegate any or all of its responsibilities, except that the Committee may not delegate its responsibilities with respect to:

•	its annual review and approval of compensation for officers, directors and certain highly compensated employees;
•	its recommendation to the Chairman of the Board of any changes in non-management director compensation;
•	its management and annual review of, and responsibilities with respect to, all bonus, incentive compensation, equity-based compensation, and employee pension and welfare benefit plans;
•	any other matters that involve executive compensation; or
•	any matters where the Committee has determined that such compensation is intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) by virtue of being approved by a committee of outside directors or is intended to be exempt from Section 16(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) pursuant to Rule 16b-3 by virtue of being approved by a committee of non-employee directors.

Compensation of Getty’s executive officers (with the exception of the Chief Executive Officer) is recommended by the Chief Executive Officer to the Compensation Committee and is discussed, reviewed and established by the Compensation Committee, subject to approval by the full Board of Directors. The compensation of the Chief Executive Officer is discussed, reviewed and approved by the Compensation Committee. No executive officer other than the Chief Executive Officer plays a role in determining or recommending the amount or form of executive and director compensation.

The Compensation Committee has retained Steven Hall Partners (“SHP”), an independent compensation consultant, for matters related to executive officer and Director compensation. SHP does not provide any other services to Getty. SHP reports directly to the Compensation Committee. For further discussion of the role of the Compensation Committee in the executive compensation decision-making process, and for a description of the nature and scope of SHP’s assignment, see generally the “Compensation Discussion and Analysis” section starting on page 19 of this Proxy Statement and, in particular, the section entitled “Independent Compensation Consultant” on page 27 of this Proxy Statement.

Contacting the Board of Directors

Stockholders and other interested parties who wish to communicate with the Board of Directors may do so by sending written communications to the Board of Directors at the following address: Board of Directors, Getty Realty Corp., 125 Jericho Turnpike, Suite 103, Jericho, New York 11753. Stockholders and other interested parties who wish to direct communications to only the independent (non-management) directors of Getty may do so by sending written communications to the following address: Independent Directors c/o Getty Realty Corp., 125 Jericho Turnpike, Suite 103, Jericho, New York 11753. Concerns relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee with respect to such matters.

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Executive Officers

The Company’s executive officers are as following:

•	Mr. Leo Liebowitz, age 84, Chairman of the Board of Getty since 1971. Mr. Liebowitz was the Chief Executive Officer of Getty from 1985 until 2010, and served as President of Getty from 1971 until 2004.
•	Mr. David B. Driscoll, age 57, President of Getty since April 2010 and Chief Executive Officer since May 2010. Mr. Driscoll is also a Director of the Company. Prior to his employment with the Company, Mr. Driscoll was a Managing Director of Morgan Joseph and Co. Inc., where he was a founding shareholder. Prior to his work at Morgan Joseph, Mr. Driscoll led real estate practices at various leading investment banking firms.
•	Mr. Kevin C. Shea, age 52, Executive Vice President of Getty since 2004 (Vice President since 2001). Mr. Shea has been with Getty since 1984. Prior to 2001, he was Director of National Real Estate Development for the Company.
•	Mr. Thomas J. Stirnweis, age 53, Vice President, Treasurer and Chief Financial Officer of Getty since 2003 (Corporate Controller and Treasurer since 2001). Mr. Stirnweis joined Getty in January 2001 as Corporate Controller and Treasurer. Prior to joining Getty, he was Manager of Financial Reporting and Analysis of Marketing, where he provided services to Getty under a services agreement following the spin-off of Marketing in March 1997. Prior thereto, he held the same position at the Company from November 1988.
•	Mr. Joshua Dicker, age 51, Senior Vice President, General Counsel and Secretary of Getty (Vice President since February 2009, General Counsel and Secretary since February 2008). Mr. Dicker joined Getty in February 2008. Prior to joining Getty, he was a partner in the law firm Arent Fox LLP, resident in its New York City office, specializing in corporate and transactional matters.

There are no family relationships between any of the Company’s directors or executive officers.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF SHARES

The following table sets forth the beneficial ownership of Getty common stock as of March 29, 2012, of (i) each person who is a beneficial owner of more than 5% of the outstanding shares of Getty common stock, (ii) each director, (iii) the Named Executive Officers (as defined below), and (iv) all directors and executive officers as a group. The number of shares column includes shares as to which voting power and/or investment power may be acquired within 60 days of March 29, 2012 (such as upon exercise of outstanding stock options or settlement of Restricted Stock Units (“RSUs”)) because such shares are deemed to be beneficially owned under the rules of the Securities and Exchange Commission (the “SEC”).

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned	Approximate Percent of Class (2)
BlackRock, Inc. 40 East 52nd Street New York, NY 10055	2,349,752(3)	7.04
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,845,380(4)	8.52
Leo Liebowitz, Chairman of the Board	3,180,785(5)	9.52
Milton Cooper, Director c/o Kimco Realty Corporation 3333 New Hyde Park Road New York, NY 11042	1,340,426(6)	4.01
Philip E. Coviello, Director	85,820(7)	*
David B. Driscoll, Director, CEO and President	30,420(8)	*
Richard E. Montag, Director	68,656(9)	*
Howard B. Safenowitz, Director Includes shares attributable to: Safenowitz Family Corp. - 2,442,197 (11) shares (7.31%) and Safenowitz Partners LP - 1,837,894 shares (5.5%)	2,993,553(10)	8.96
Joshua Dicker, Senior Vice President, General Counsel and Secretary	5,740(12)	*
Kevin C. Shea, Executive Vice President	29,384(13)	*
Thomas J. Stirnweis, Vice President, Treasurer and Chief Financial Officer	22,633(14)	*
Directors and executive officers as a group (9 persons)	7,738,117	23.17
* Total shares beneficially owned constitute less than one percent of the outstanding shares.

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(1)	Unless otherwise indicated, the address of each of the named individual is c/o Getty Realty Corp., 125 Jericho Turnpike, Suite 103, Jericho, NY 11735.
(2)	The percentage is determined for each stockholder listed by dividing (A) the number of shares shown for such stockholder, by (B) the aggregate number of shares outstanding as of March 21, 2011 plus shares that may be acquired by such stockholder pursuant to our stock option plan and our 2004 Incentive Compensation Plan within 60 days of that date.
(3)	The information is derived from a Schedule 13G filed by BlackRock, Inc. on February 9, 2012.
(4)	The information is derived from a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) on February 10, 2012. According to the Schedule 13G/A, Vanguard has sole dispositive power over 2,807,568 shares and Vanguard Fiduciary Trust Company , a wholly-owned subsidiary of Vanguard, directs the voting over 37,812 shares.
(5)	Includes 303,623 shares held by Mr. Liebowitz’s wife as to which he disclaims beneficial ownership, 55,724 shares held by a charitable foundation of which Mr. Liebowitz is a co-trustee, 20,000 shares held by Liebowitz Family LLC, of which Mr. Liebowitz is the manager, as to which he disclaims beneficial ownership, 165 shares held in the Getty Realty Corp. Retirement and Profit Sharing Plan, 450,000 shares held by Liebowitz Realty, LLC, of which Mr. Liebowitz is co-grantor and manager, 310,957 of the shares held by CLS General Partnership Corp., of which Mr. Liebowitz is a stockholder and 5,700 vested RSUs.
(6)	Includes 10,311 shares held in a partnership of which Mr. Cooper is a partner, 68,037 shares held by his wife as to which he disclaims beneficial ownership, 2,421 shares held in a qualified pension plan for the benefit of Mr. Cooper, 227,107 shares held by a charitable foundation of which Mr. Cooper is the president, 26,607 shares held in the Getty Realty Corp. Retirement and Profit Sharing Plan, 4,887 shares held by a retirement fund of which Mr. Cooper is a beneficiary, 134,052 of the shares held by CLS General Partnership Corp., of which Mr. Cooper is a stockholder and 5,700 vested RSUs.
(7)	Includes 25,656 shares held by a charitable remainder trust of which Mr. Coviello is the trustee, stock options covering 7,000 shares, 5,700 vested RSUs and 931 shares in a testamentary trust formed under Mr. Coviello’s father’s will for the benefit of Mr. Coviello and his children, of which he is a co-trustee.
(8)	Includes stock options covering 5,000 shares and 10,400 vested RSUs.
(9)	Includes 20,190 shares held by Mr. Montag’s wife as to which he disclaims beneficial ownership and 1,500 vested RSUs.
(10)	Includes 2,442,197 shares attributable to Safenowitz Family Corp., which, in turn, includes 1,837,894 shares held by Safenowitz Partners, LP, 515,000 shares held by Safenowitz Family Partnership, LP and 89,303 shares held by Safenowitz Investment Partners. Also includes 35,195 shares held as custodian for three children (27,230 as to which he disclaims beneficial ownership), 11,523 shares held by his wife (as to which he disclaims beneficial ownership) and 320,540 shares beneficially owned by The Marilyn Safenowitz Irrevocable Trust u/a/d 4/13/00, of which Mr. Safenowitz is trustee. Also includes 5,700 vested RSUs.
(11)	Includes 1,837,894 shares held by Safenowitz Partners, LP, 515,000 shares held by Safenowitz Family Partnership, LP, and 89,303 shares held by Safenowitz Investment Partners. Safenowitz Family Corp. is the general partner of each of Safenowitz Partners, LP, Safenowitz Family Partnership, LP and Safenowitz Investment Partners. Mr. Safenowitz is the president of Safenowitz Family Corp.
(12)	Includes 5,700 vested RSUs.
(13)	Includes 285 shares held in the Getty Realty Corp. Retirement and Profit Sharing Plan and 15,200 vested RSUs.
(14)	Includes 15,200 vested RSUs.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee is responsible for setting and administering the compensation policies and practices of the Company. The Company’s executive compensation program consists primarily of the following elements: base salary, cash incentive compensation, equity incentive compensation and retirement plans. We do not utilize compensation policies or practices that create risks which are reasonably likely to have a material adverse effect on the Company. The following “Compensation Discussion and Analysis” section describes generally the Company’s compensation policies and practices that are applicable to the Chief Executive Officer (the “CEO”), the Chief Financial Officer (“CFO”) and the three most highly compensated executive officers other than the CEO and CFO (the “Named Executive Officers” or “NEOs”).

Executive Summary

Our financial results for year ended December 31, 2011 were materially affected by events related to Getty Petroleum Marketing Inc. (“Marketing”) filing for Chapter 11 protection under the Federal Bankruptcy Code as more fully described in the Company’s other filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. As of December 31, 2011, approximately 69% of our 1,149 owned and leased properties were subject to the master lease with Marketing. We expect to retake possession of these properties in the second quarter of 2012. Despite the disappointing results we reported for 2011 as a result of the Marketing bankruptcy and related issues, the Company was successful in delivering several important outcomes in 2011, including the following:

•	Favorably litigating to disposition several highly-contested disputes with Marketing;
•	Acquiring 66 Shell-branded gasoline and convenience store properties located in and around the Greater Boston and Southern New Hampshire area, and acquiring 59 Mobil-branded gasoline and convenience store properties located in and around northern suburbs of New York City and the lower Hudson Valley;
•	Increasing our revenues from rental properties included in continuing operations to $110.2 million for the year ended December 31, 2011, as compared to $88.1 million for the year ended December 31, 2010;
•	Increasing our Adjusted Funds from Operations for the year ended December 31, 2011 by $4.5 million to $62.7 million as compared to $58.2 million for the year ended December 31, 20101 and
•	Completing a public offering of 3.45 million shares of Getty common stock in the first quarter of 2011. The net proceeds from this offering were $91.8 million.

_____________________

1 Adjusted Funds from Operations and FFO are non-GAAP measures. For a description of how Getty calculates Adjusted Funds from Operations and FFO and for a reconciliation of these non-GAAP measures to the nearest comparable GAAP measure, see Item 6 (Selected Financial Data) in the Annual Report on Form 10-K to our stockholders, which can be found in the Investor Relations section of our website at www.gettyrealty.com.

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Nevertheless, in view of the adverse developments during 2011 related to Marketing’s non-payment of rent and subsequent bankruptcy filing, and the financial impact on the Company as well as changes in the Company’s expected revenue, earnings and expenses in connection with the repositioning of the portfolio of properties previously subject to the master lease with Marketing, the Company revised its executive compensation practices as follows:

•	We did not pay any cash bonuses to our NEOs for 2011 (see, “Incentive Compensation – Cash Bonus” below);
•	We froze the base salary of all NEOs, except for Mr. Dicker who received a modest raise (commencing April 1, 2012) over his 2011 base salary in connection with his promotion to Senior Vice President (see, “Base Salary” below);
•	We reduced the amount of the fees we pay to our Directors for service on the Board and on a Board committees on which they serve, by 20% with respect to the meetings held on March 2, 2012 (with an understanding by the Compensation Committee that it would reevaluate Director fees at future meetings based on the Company’s circumstances) (see, “Director Compensation Table” below);
•	We reduced the amounts contributed by Getty to the Supplemental Retirement Plan for our NEOs (see, “Retirement Plans” below); and
•	For 2012 only, we adopted a performance-based incentive equity compensation program pursuant to which certain NEOs and other executives will be eligible to receive restricted stock units (“RSUs”) in 2013 (including dividend equivalents paid with respect to such RSUs, if and when granted) if certain performance thresholds are satisfied (see “2012 Special Incentive Compensation Actions” below for details).

Overview

Getty’s compensation program for executive officers is designed to effectively manage annual increases in the Company’s aggregate compensation expense while providing executive officers with a total compensation package that is adequate to retain them, encourage high performance and promote accountability, except for Mr. Liebowitz with respect to whom, as the Company’s largest stockholder, the Compensation Committee is guided by what it believes to be reasonable for his position in view of his contributions to the Company’s performance without regard to retention. Getty’s compensation policies are also designed to promote increased stockholder value by aligning the financial interests of Getty’s executive officers with those of its stockholders. The Compensation Committee believes that its current policies, plans and programs are adequate for these purposes.

Getty relies on a combination of annual cash compensation and employee benefits and long-term compensation in the form of stock-based grants to retain its executive officers (other than with respect to Mr. Liebowitz, for the reasons noted above). Stock-based grants are viewed by the Compensation Committee as the means of aligning the financial interests of Getty’s executive officers with those of its stockholders. For 2012 only, the Compensation Committee determined, in view of the adverse developments during 2011 related to Marketing’s non-payment of rent and subsequent bankruptcy filing, and the financial impact on the Company as well as changes in the Company’s expected revenue, earnings and expenses in connection with the repositioning of the portfolio of properties previously subject to the master lease with Marketing, to restructure a portion of Getty’s incentive compensation program with the aim of drawing a more direct and visible link between certain compensation elements paid to the NEOs, and the Company’s financial performance. To do so, the Committee adopted a performance-based incentive equity compensation program for 2012, pursuant to which certain NEOs and other executives will be eligible to receive RSUs (including dividend equivalents paid with regard to such RSUs, if and when granted) in 2013 contingent on achievement of certain performance thresholds applicable to the Company and the individual for 2012. See “2012 Special Incentive Compensation Actions” below for details.

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The Compensation Committee reviews, from time to time, the annual compensation survey conducted by the National Association of Real Estate Investment Trusts (“NAREIT”), and in 2011 considered peer-group marketplace data provided by Steven Hall Partners (“SHP”), the Committee’s independent compensation consultant.

As a general matter, the Compensation Committee historically had focused on regional cost of living increases as a measure for determining annual increases in executive and management level base salaries. Over the past few years, however, the Committee has departed from this historical practice and has instead undertaken to evaluate more specifically whether current base salary levels for executive officers are, in combination with other compensation components, sufficient to achieve the objectives of Getty’s compensation program without particular regard for cost of living increases. Total compensation, including discretionary annual cash incentive awards, and the number of RSUs (including dividend equivalents paid with respect to such RSUs) that may be granted annually are in aggregate amounts which the Compensation Committee considers to be sufficient to retain its executive officers and to align their interests with those of Getty’s stockholders. See “Independent Compensation Consultant” below for details about SHP, the compensation consultant retained by the Compensation Committee.

Compensation of the NEOs (with the exception of the CEO) is recommended by the CEO to the Compensation Committee and is discussed, reviewed and established by the Compensation Committee. With respect to compensation decisions made in 2012, the Compensation Committee received proposals and input from the CEO and also received and reviewed reports from and consulted with SHP. The Compensation Committee used the information provided by the CEO and the report and guidance from SHP, including peer-group marketplace comparisons for the Company’s NEOs, in its determinations regarding total remuneration for executive officers. The compensation of the CEO is discussed, reviewed and approved solely by the Compensation Committee.

Section 162(m) of the Internal Revenue Code denies publicly-held corporations the federal income tax deduction for compensation in excess of $1.0 million paid to its chief executive officer and three other most highly compensated officers during a year (excluding the CFO) unless the compensation is performance-based. At this time the compensation paid to our CEO and other officers do not meet the limits imposed by the Section 162(m) limitations on deductibility. In the event that the compensation of any officer is anticipated to meet the Section 162(m) limitations in the future, the Compensation Committee will consider such limitations in determining such officer’s total compensation. It is the policy of the Compensation Committee to periodically evaluate the qualification of compensation for exclusion from the $1 million deduction limit under Section 162(m) of the Internal Revenue Code, as well as other sections of the Code, while maintaining flexibility to take actions with respect to compensation that it deems to be in the interest of the Company and its stockholders which may not qualify for tax deductibility.

The primary elements of compensation for NEOs are the following:

•	Base salary;
•	Incentive compensation (cash incentive compensation and equity incentive awards like restricted stock units (“RSUs”) with dividend equivalents);
•	Retirement and other plans; and
•	Perquisites and other benefits.

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Base Salary

Commencing in 2008, the Compensation Committee modified its traditional practice for review of NEO base salaries with a more directed examination of whether, without specific regard to cost of living increases, each executive’s base salary was at an appropriate level in view of his job responsibility, experience, and value to the Company, and relative to achieving the overall designs and goals of Getty’s compensation program for all executive officers. As part of this reconsidered process and in order to achieve the overall designs of Getty’s executive compensation program, the base salaries for the NEOs (except for Mr. Driscoll) has not changed since 2009. For 2012, in view of the adverse developments during 2011 related to Marketing’s non-payment of rent and subsequent bankruptcy filing, and the financial impact on the Company as well as changes in the Company’s expected revenue, earnings and expenses in connection with the repositioning of the portfolio of properties previously subject to the master lease with Marketing, the Compensation Committee decided not to recommend base salary increases for executive officers, with the exception of a modest raise provided to Mr. Dicker in connection with his promotion to Senior Vice President.

On April 26, 2010, the Company entered into an employment agreement with David B. Driscoll for his employment as the Company’s President and CEO. Mr. Driscoll’s employment agreement provides for an annual base salary of $500,000, which was established based upon arm's length negotiations between Mr. Driscoll and the Company. (See “Executive Compensation - Compensation Discussion and Analysis – Driscoll Employment Agreement” in this Proxy Statement.) Mr. Driscoll’s base salary was not changed for 2012.

Incentive Compensation

Cash Bonus

Commencing in 2009, the Compensation Committee determined that it was appropriate to increase the significance of annual cash incentive awards as a component of total annual cash compensation, to consider discretionary awards of cash incentive compensation based upon individual efforts and performances and to reward executives and other management employees for their contribution to annual operating results that help create value for our stockholders. Based upon this discretionary cash incentive compensation policy, the Compensation Committee recommended, and the Board approved, cash bonus awards to NEOs for 2010 in amounts that were based in part on recommendations of the CEO (except for himself), and for all NEOs, were determined without regard to any specific performance targets. In 2012, in view of the adverse developments during 2011 related to Marketing’s non-payment of rent and subsequent bankruptcy filing, and the financial impact on the Company as well as changes in the Company’s expected revenue, earnings and expenses in connection with the repositioning of the portfolio of properties previously subject to the master lease with Marketing, the Compensation Committee determined not to recommend any discretionary cash bonus awards to any executive officers with respect to 2011 performance

Although Mr. Driscoll’s Executive Employment Agreement entered into in April, 2010 contemplates Mr. Driscoll’s eligibility for a discretionary annual cash bonus based on his performance relative to the achievement of goals, benchmarks, and other criteria to be established by the Compensation Committee in consultation with Mr. Driscoll on an annual basis, no such benchmarks or criteria for a cash bonus have as yet been formally established. Like the other NEOs, Mr. Driscoll was not awarded a cash bonus for 2011.

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2004 Incentive Compensation Plan

At the 2004 Annual Meeting of Stockholders, the stockholders approved the 2004 Plan for officers and other valued employees of the Company, its subsidiaries and members of the Board. The 2004 Plan provides for the grant of restricted stock, restricted stock units, cash, stock or other performance awards, dividend equivalents, deferred stock awards, stock payments and other stock awards to eligible individuals. The 2004 Plan does not provide for the grant of stock options. The 2004 Plan is administered by the Compensation Committee which has the power to determine eligibility, the types and sizes of awards, the price and timing of awards, terms of vesting, the acceleration or waiver of any vesting restriction and the timing and manner of settling vested awards. An aggregate of 1,000,000 shares of common stock are available for grant pursuant to the 2004 Plan, subject to adjustments for stock dividends and stock splits. The aggregate maximum number of shares of common stock that may be subject to awards granted under the 2004 Plan to all participants during any calendar year is 80,000. The Compensation Committee may terminate, amend, or modify the 2004 Plan at any time; provided, however, that stockholder approval must be obtained for any amendment to the extent such approval is required in order to comply with any applicable law, regulation or stock exchange rule, or to increase the maximum number of shares which may be issued in any year or in aggregate under the 2004 Plan. In no event may an award be granted pursuant to the 2004 Plan on or after the tenth anniversary of the last date on which Getty’s stockholders approved the 2004 Plan.

Generally, to better align the interests of the Company’s directors, officers and employees with the interests of the Company’s stockholders, the Compensation Committee grants equity based awards under the 2004 Plan consisting of RSUs (including dividend equivalents paid with respect to such RSUs). RSU awards vest over a five year period. RSUs granted before 2009 provide for settlement upon termination of employment or service as a director and RSUs granted in 2009 and thereafter provide for settlement upon the earlier of ten years after grant or upon termination of employment or service as a director. Cash compensation and the number of RSUs (including dividend equivalents paid with respect to such RSUs) granted annually by the Company to its executive officers are in amounts which the Compensation Committee considers to be sufficient to retain its executive officers and to align their interests with those of Getty’s stockholders.

The Compensation Committee’s determination to grant RSUs to each executive officer is in keeping with its annual practice of using RSUs as part of the compensation program and is based on the Committee’s determination that an annual grant of RSUs fosters the equivalent of stock ownership by the Company’s executive officers, thereby aligning their personal interests with the long term interests of the Company’s stockholders, and also encourages executive retention because the awards vest over a five year period. The size of the RSU grants made to the executive officers in 2012 (for performance in 2011) was considered appropriate by the Compensation Committee after taking into account the grants historically made by the Company to its executives, recommendations of the CEO for all executive officers excluding himself, and peer-group marketplace compensation data for comparable executives at similarly situated companies, and also based on consideration of the personal perspectives and knowledge of the members of the Compensation Committee. The Compensation Committee’s practice is to target long term compensation of the Company’s executives which, together with other compensation, is sufficient to promote retention and to encourage dedicated efforts on the Company’s long-term business objectives and performance. With respect to each of the directors, the Compensation Committee’s determination to award RSUs was in order to further align the interests of directors with the Company’s stockholders and also to provide additional value to directors for their contributions to the Company.

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In March 2012, the Compensation Committee granted 7,500 RSUs to Mr. Driscoll (representing the same RSU grant to him as in 2011), 5,000 RSUs to Messrs. Dicker and Shea (representing a 1,000 RSU increase over the prior year grant to each such executive), and 4,000 RSUs to Messrs. Liebowitz and Stirnweis and to each of the independent directors (representing the same RSU grants to such executives and directors as in 2011). All such RSU grants include related dividend equivalents. The Compensation Committee did not utilize performance targets in determining to increase the number of equity-based awards for Messrs. Dicker and Shea over the prior year awards, but decided that the increase in the annual grant of RSUs to such executives was appropriate to further achieve the goals of the compensation program.

2012 Special Incentive Compensation Actions

For 2012 only, the Compensation Committee decided to adopt a new feature to the Company’s incentive compensation program with the aim of drawing a more direct and visible link between certain compensation elements paid to the NEOs, and the Company’s financial performance in 2012. By adding this performance-based incentive compensation feature to Getty’s compensation program for NEOs, the Compensation Committee intends to incentivize management’s efforts associated with the Company’s strategy to effectively reposition properties previously subject to the master lease with Marketing. Accordingly, the Compensation Committee agreed that certain NEOs and other executives would be eligible to receive RSUs (including dividend equivalents paid with respect to such RSUs, if and when granted) in 2013 contingent on the level of achievement of two objective financial performance goals for 2012 and on a subjective qualitative evaluation of the performance of the executive in 2012. The Compensation Committee believes that the 2012 performance-based incentive compensation program advances the design of Getty’s compensation program for executive officers in the following manner:

•	Pay for Performance: The potential grant of RSUs under the 2012 performance-based incentive compensation program focuses management attention and effort on the attainment of pre-established performance goals and links the performance of NEOs with the overall financial performance of Getty.
•	Alignment to Stockholders’ Interests: The performance-based aspect of the 2012 performance-based incentive compensation program aligns the interests of NEOs with the interests of our stockholders.

The RSUs that may be granted under the 2012 performance-based incentive compensation program will be granted, if at all, under the 2004 Plan on terms consistent with the traditional discretionary RSU awards that are annually granted by the Company, except that RSUs that may be granted in 2013 under the 2012 performance-based incentive compensation program will vest on a cumulative basis ratably over a five-year period with the first 20% vesting occurring on May 1, 2013, while the traditional discretionary RSU awards that are annually granted by the Company to executives vest on a cumulative basis ratably over a five-year period with the first 20% vesting occurring on the first anniversary of the date of the grant. The performance thresholds associated with the 2012 performance-based incentive compensation program have two formulaic and one discretionary or qualitative elements, and RSUs that may be granted under the program will be earned based on the level of achievement of these elements, as follows:

•	Objective Financial Performance Goals:

	1.	A threshold based on funds from operations (“FFO”) per fully-diluted share for 2012 as reported on the audited year-end 2012 consolidated financial statements (weighted at 50%)2;

_____________________

2 FFO is a non-GAAP measure. See note 1 above.

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2.	A threshold based on gross proceeds from the sale of certain gas station sites and petroleum terminal properties that were previously leased by Marketing (weighted at 25%); and
•	Subjective Discretionary Determination:

1.	Qualitative elements determined on a discretionary basis by the Compensation Committee (weighted at 25%).

Under the 2012 performance-based incentive compensation program, the Compensation Committee has established a specific number of RSUs attributable to each participating NEO that may be earned by and granted to such NEO on or before May 1, 2013 based upon the objective financial performance goals and subjective qualitative determinations outlined above. The number of RSUs set for possible grant to an NEO reflects an assessment by the Compensation Committee of such executive officer’s expected contribution to the achievement of financial performance goals, the executive officer’s role in our company and degree of challenge in the executive officer’s position, and also includes subjective measures deemed relevant by the Committee. The proportionate number of RSUs that is attributable to each of the two formulaic financial performance goals (i.e., 50% of the aggregate number of RSUs established for an NEO with respect to the FFO performance goal and 25% of the aggregate number of RSUs established for an NEO with respect to the gross proceeds performance goal) is subject to decrease or increase based upon the Company attaining between 90% and 125% of the respective financial performance goal. The intent of the Committee was to set the targets at challenging, yet achievable, levels which would require strong performance in 2012.

The Compensation Committee expects to review the changes it made to our executive compensation program after the end of 2012 or when the issues surrounding Marketing’s bankruptcy and the resulting impact on us have substantially stabilized.

The following chart presents information regarding Getty’s equity compensation plans, as of December 31, 2011:

EQUITY COMPENSATION PLAN INFORMATION
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity Compensation Plans approved by stockholders:
-the Stock Option Plan	12,000	$ 22.21	0(1)
-the 2004 Plan	170,825(2)	$ 0.00	829,175(3)
Equity Compensation Plans not approved by stockholders	N/A	N/A	N/A
Total	182,825		829,175

(1) The term of the Stock Option Plan expired at the end of January 2008. The Compensation Committee cannot grant any more options pursuant to the Stock Option Plan.

(2) Represents shares underlying outstanding RSUs.

(3) The 2004 Plan permits awards of restricted stock, RSUs, cash, stock or other performance awards, dividend equivalents, deferred stock awards, stock payments and stock awards. There is no sublimit on any particular type of award. All awards are governed by the aggregate limit of 1,000,000 shares of common stock available under the 2004 Plan.

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Retirement Plans

Getty has a retirement and profit-sharing plan with deferred 401(k) savings plan provisions (the “Retirement Plan”) for employees meeting certain service requirements. An annual discretionary profit sharing contribution is determined by the Board of Directors. The contribution is calculated as a percentage of the sum of (i) the employee’s compensation (as defined in the Retirement Plan) up to the maximum allowed under Internal Revenue Service regulations, and (ii) the excess of that amount over the social security taxable wage base. For 2011, the Board of Directors elected to contribute 1% of that sum for each eligible employee. This percentage was consistent with prior years. Under the terms of the Retirement Plan, the Company matches 50% of each participating employee’s elective contribution to the Retirement Plan, but in no event more than 3% of the employee’s compensation. The Company’s contributions to the Retirement Plan vest in accordance with a six-year vesting schedule and are paid upon retirement, death, disability, or termination of employment, as described more fully in the Retirement Plan.

Getty also has the Supplemental Retirement Plan for executive officers and other senior management employees. The Board of Directors has sole discretion to select annually the eligible employees for whom contributions will be made. Under the Supplemental Retirement Plan, which is not qualified for purposes of Section 401(a) of the Internal Revenue Code, a participating employee may receive in his trust account an amount equal to 10% of his compensation (as defined in the Supplemental Retirement Plan), reduced by the amount of any contributions allocated to the employee by the Company under the Retirement Plan. For 2012, in order to reduce the amounts contributed by Getty to the Supplemental Retirement Plan for our NEOs, the Compensation Committee determined to amend the definition of eligible compensation in the Supplemental Retirement Plan so as to allow for base salary only to serve as the basis for computation of eligible compensation. The amounts paid to the trustee under the Supplemental Retirement Plan may be used to satisfy claims of general creditors in the event of Getty’s or any of its subsidiaries’ bankruptcy. The trustee may not cause the Supplemental Retirement Plan to be other than “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended. An employee’s account vests in the same manner as under the Retirement Plan and is paid upon separation of service from the Company. Under the Supplemental Retirement Plan, during any year, the Board of Directors may elect not to make any payment to the account of any or all eligible employees.

Driscoll Employment Agreement

Mr. Driscoll’s employment agreement (the “Employment Agreement”) provides for an annual base salary of $500,000 and eligibility to receive an annual cash bonus as determined by the Compensation Committee in its discretion based on Mr. Driscoll’s performance relative to the achievement of goals, benchmarks, and other criteria to be established by the Compensation Committee in consultation with Mr. Driscoll on an annual basis. The Employment Agreement also provides for Mr. Driscoll’s eligibility to participate in the Company’s equity incentive compensation plan, supplemental retirement plan for Company executives, and all other employee benefit plans available to the Company’s employees. The Employment Agreement also provides Mr. Driscoll with an automobile allowance consistent with the Company’s policies for its CEO.

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The Employment Agreement has an initial term of employment that commenced April 1, 2010, and ends May 20, 2013, and is subject to annual successive one-year renewal terms unless either the Company or Mr. Driscoll notifies the other of non-renewal at least ninety (90) days prior to the end of the initial term or then-current one-year renewal term, as applicable. If Mr. Driscoll’s employment is terminated as the result of death or Significant Disability (as defined in the Employment Agreement), then, in addition to base salary through the date of termination, the Company will pay Mr. Driscoll (or his designated beneficiary) six months of base salary in one lump sum. If Mr. Driscoll’s employment is terminated without Cause (as defined in the Employment Agreement), or if Mr. Driscoll terminates his employment with the Company for Good Reason (as defined in the Employment Agreement), then the Company will (i) continue to pay Mr. Driscoll’s base salary and provide to Mr. Driscoll all employment benefits as if his employment had continued until the end of the initial term or then-current renewal term, as applicable, or for one year, whichever is greater, and (ii) pay Mr. Driscoll for each full or partial calendar year remaining in the initial term or the then-current renewal term, as applicable, an amount equal to the amount of the annual cash bonus, if any, paid to Mr. Driscoll for the last completed year before his employment terminated.

The Employment Agreement prohibits Mr. Driscoll from (i) disclosing information that is confidential to the Company at any time during or after the termination of his employment with the Company; (ii) engaging in “competition” with the Company (as defined in the Employment Agreement) while employed by the Company and during the period in which he is receiving severance benefits following a termination without Cause or a resignation with Good Reason or for a period of one year following termination of employment under circumstances where no severance is paid; and (iii) soliciting the Company’s customers, clients, landlords, owners, tenants, and business partners with whom he has had contact while working for the Company, or soliciting or hiring the Company’s employees, sales representatives or agents, during the period in which he is prohibited from engaging in competition with the Company and for a period of six months following the expiration of the initial term or then-current renewal term, as applicable, of Mr. Driscoll’s employment under the Employment Agreement.

Independent Compensation Consultant

Our Compensation Committee retained the services of a consultant from SHP, an independent executive compensation consulting firm, to advise it with respect to its 2012 executive compensation decisions. SHP reported directly to the Compensation Committee and the Compensation Committee had the ability to replace SHP or hire additional consultants at any time. SHP was retained to (a) conduct a comprehensive review of the Company’s current executive compensation program, (b) conduct a marketplace review of compensation levels for our top five executive officers, (c) analyze our current annual and long-term incentive programs and compare them to market with regard to (i) competitiveness, (ii) design features and (iii) vehicle usage, and (d) propose to and discuss with the Compensation Committee recommendations with respect to the 2012 executive compensation program design. During 2011, SHP provided:

•	A presentation on executive compensation trends and external developments;
•	An aggregate compensation analysis relating to our peer group;
•	Advice on the annual incentive plan designs at our peer group companies; and
•	Recommendations and guidance on the design and pay mix of our executive compensation program.

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SHP general recommendations as to executive compensation program features were considered by the Compensation Committee in setting the Company’s 2012 executive officer executive compensation program. SHP did not provide any other or additional services to the Company or to our management.

Potential Payments Upon Termination or Change in Control

In December 1994, Getty entered into agreements with certain key employees, providing for severance payments upon enumerated termination and change of control events. Mr. Stirnweis is currently the only employee covered by this arrangement. The Company’s obligation under Mr. Stirnweis’ severance agreement is triggered by the termination of Mr. Stirnweis’ employment (i) by the Company other than for cause, (ii) by the Company or its successor following a change in control, or (iii) by the Company or Mr. Stirnweis following assignment of materially different employment by the Company. (Mr. Stirnweis’ employment will be considered materially different if it is on terms materially less favorable to Mr. Stirnweis than the terms in effect as of the date of the severance agreement, or if his place of employment is relocated more than 15 miles from Jericho, NY.) If Mr. Stirnweis’ employment is so terminated, the Company is obligated to pay severance compensation for a period of 12 months following the termination, in an amount equal to his Guaranteed Salary (as defined) minus any amount of similar compensation Mr. Stirnweis may receive from another employer during such 12-month period. “Guaranteed Salary” is defined in the severance agreement as the sum of (a) Mr. Stirnweis’ current base salary; (b) the greater of 20% of his current base salary or the benefits received by him under any bonus plan; (c) his current expected annual benefits under the Supplemental Retirement Plan; (d) the total of the current expected annual employer contributions made to his account under the Retirement Plan; and (e) his current annual automobile reimbursement. If, following a change in control, the Company or its successor continues to compensate Mr. Stirnweis but at a total salary less than his Guaranteed Salary, the Company is obligated to pay the difference during the 12-month severance period. In addition, if as a result of one of the above events, Mr. Stirnweis suffers a loss or reduction in healthcare benefits, the Company will pay the full cost of continuation coverage pursuant to the Consolidated Budget Reconciliation Act of 1984 (“COBRA”).

Getty does not believe that potential payments to Mr. Stirnweis under his severance agreement influence decisions regarding other elements of his or other executive officers’ compensation.

Pursuant to a long-standing arrangement, upon the death of Mr. Liebowitz, benefits in an amount equal to twelve months’ salary will be paid to his estate. In the event of termination of Mr. Liebowitz’s employment due to illness or incapacity for a period of one year or longer, benefits equal to twenty-four months’ salary will be payable to Mr. Liebowitz.

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Summary Compensation Table

The following table sets forth information about the compensation of the CEO and each of the other Named Executive Officers for services in all capacities to Getty and its subsidiaries during the periods indicated.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (2)	Total Compensation
		($)	($)	($)	($)	($)	($)	($)	($)
Leo Liebowitz Chairman	2011	395,351	0	87,600		0	0	72,490	555,441
	2010	395,351	50,000	77,315	0	0	0	79,712	602,378
	2009	395,351	45,000	41,600	0	0	0	74,385	556,336
David Driscoll President and Chief Executive Officer	2011	500,000	0	164,250		0	0	68,168	732,418
	2010	375,000	270,000	0	0	0	0	52,942	697,942
Kevin C. Shea Executive Vice President	2011	265,000	0	87,600	0	0	0	39,888	392,488
	2010	265,000	100,000	77,315	0	0	0	46,649	488,964
	2009	265,000	35,000	41,600	0	0	0	42,303	383,903
Thomas J. Stirnweis Vice President, Treasurer and Chief Financial Officer	2011	250,000	0	87,600	0	0	0	38,140	375,740
	2010	250,000	60,000	77,315	0	0	0	44,361	431,676
	2009	250,000	25,000	41,600	0	0	0	41,055	357,655
Joshua Dicker Senior Vice President, General Counsel and Secretary	2011	250,000	0	87,600	0	0	0	38,140	375,740
	2010	250,000	75,000	77,315	0	0	0	42,675	444,990
	2009	250,000	25,000	41,600	0	0	0	39,379	355,979

(1) Stock awards are in the form of RSUs. The amount reflected is the grant date fair value calculated based on the closing price of the Company’s common stock on the grant date without consideration of the five-year vesting period of the restricted stock award. The value of future dividends is assumed to be reflected in the closing per share price of the common stock, and, consequently, in the fair value of each award. Therefore, the dividend equivalents paid on RSUs are not shown separately in this table. The Company pays dividends on RSUs only to the extent dividends are declared on shares of its common stock. Excludes for Mr. Driscoll, the $77,315 value of the 3,500 RSU award granted on March 1, 2010 for his services as a Director of the Company prior to his employment as an officer of the Company.

(2) All Other Compensation includes (w) perquisites and other personal benefits received by the Named Executive Officers that exceeded $10,000 in the aggregate for the year, specified below, (x) Company contributions to the Retirement Plan (including contributions under both the profit-sharing and 401(k) components of the Retirement Plan, and without consideration of the six-year vesting period applicable to such contributions), (y) Company contributions to the Supplemental Retirement Plan (without consideration of the six-year vesting period applicable to such contributions), and (z) life insurance premiums, as set forth in the following table:

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Name	Year	Profit Sharing Contribution	Company Match Under 401(k) Provisions	Supplemental Retirement Plan	Life Insurance(a)	Perquisites and Other Personal Benefits (b)	Severance Benefits	Total All Other Compensation
		($)	($)	($)	($)	($)	($)	($)
Leo Liebowitz	2011	3,832	0	35,703	19,755	13,200		72,490
	2010	3,832	0	42,925	19,755(c)	13,200		79,712
	2009	3,832	0	37,598	19,755(c)	13,200	-	74,385
David Driscoll	2011	3,832	7,350	38,818	4,968	13,200		68,168
	2010	3,832	2,788	31,454	4,968	9,900		52,942
Kevin C. Shea	2011	3,832	7,350	15,318	4,388	9,000		39,888
	2010	3,832	7,350	22,079	4,388	9,000		46,649
	2009	3,832	7,350	17,733	4,388	9,000	-	42,303
Thomas Stirnweis	2011	3,832	7,350	13,818	4,140	9,000		38,140
	2010	3,832	7,350	20,039	4,140	9,000		44,361
	2009	3,832	7,350	16,733	4,140	9,000	-	41,055
Joshua Dicker	2011	3,832	7,350	13,818	4,140	9,000		38,140
	2010	3,832	7,350	18,353	4,140	9,000		42,675
	2009	3,832	7,350	15,057	4,140	9,000	-	39,379

(a) Except as provided in (c) below, all life insurance policy premiums relate to term life insurance policies.

(b) Perquisites and Other Personal Benefits consist only of an automobile allowance.

(c) Amount includes payment by the Company of 25% of the $75,626 fixed annual premium for a 10-year universal life insurance policy owned by Mr. Liebowitz. Mr. Liebowitz pays the remaining 75% of that premium.

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Grants of Plan-Based Awards

Name	Board Action Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards (2)(3)
			Threshold	Target	Maximum	Threshold	Target	Maximum
			($)	($)	($)	($)	($)	($)
Leo Liebowitz	3/3/2011	3/3/2011	0	0	0	0	0	0	4,000	0	87,600
	2/25/2010	3/1/2010	0	0	0	0	0	0	3,500	0	77,315
	2/15/2009	3/1/2009	0	0	0	0	0	0	2,500	0	41,600
David Driscoll	3/3/2011	3/3/2011	0	0	0	0	0	0	7,500	0	164,250
Kevin C. Shea	3/3/2011	3/3/2011	0	0	0	0	0	0	4,000	0	87,600
	2/25/2010	3/1/2010	0	0	0	0	0	0	3,500	0	77,315
	2/15/2009	3/1/2009	0	0	0	0	0	0	2,500	0	41,600
Thomas J. Stirnweis	3/3/2011	3/3/2011	0	0	0	0	0	0	4,000	0	87,600
	2/25/2010	3/1/2010	0	0	0	0	0	0	3,500	0	77,315
	2/15/2009	3/1/2009	0	0	0	0	0	0	2,500	0	41,600
Joshua Dicker	3/3/2011	3/3/2011	0	0	0	0	0	0	4,000	0	87,600
	2/25/2010	3/1/2010	0	0	0	0	0	0	3,500	0	77,315
	2/15/2009	3/1/2009	0	0	0	0	0	0	2,500	0	41,600

(1) Stock awards are in the form of RSUs.

(2) Excludes for Mr. Driscoll, the $77,315 value of the 3,500 RSU award granted on March 1, 2010 for his services as a Director of the Company prior to his employment as an officer of the Company.

(2) Grant date fair value is calculated based on the closing price of the Company’s common stock on the grant date without consideration of the five-year vesting period of the restricted stock award.

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Outstanding Equity Awards at Year-End

The following table provides information as to outstanding Stock Options and RSUs held by each of the NEOs at December 31, 2011.

		Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#) Exercisable	(#) Unexercisable	(#)	($)		(#)	($)	(#)	($)
Leo Liebowitz(2)	0	0		N/A	N/A	9,300	129,735	0	0
David B. Driscoll (3)	5,000	0	0	27.68	May 16, 2017	13,800	192,510	0	0
Kevin C. Shea(4)	0	0	0	N/A	N/A	9,800	136,710	0	0
Thomas J. Stirnweis(4)	0	0	0	N/A	N/A	9,800	136,710	0	0
Joshua Dicker(2)	0	0	0	N/A	N/A	9,300	129,735	0	0

(1) RSUs vest at the rate of 20% per year. Vested RSUs granted before 2009 provide for settlement upon termination of employment with Getty. RSUs granted in 2009 and thereafter provide for settlement upon the earlier of ten years after grant or termination of employment with Getty.

(2) In addition to each of their 9,300 unvested RSUs, Messrs. Liebowitz and Dicker each had 3,200 vested RSUs outstanding at December 31, 2011 (of which, in each case, 1,700 RSUs vested during the year ended December 31, 2011) for which no value is realized until settlement. The unrealized value of vested RSUs as of December 31, 2011 was $44,640 for each of Messrs. Liebowitz and Dicker.

(3) Includes all Stock Options and RSUs granted to Mr. Driscoll as a director in 2010 and prior years. In addition to his 13,800 unvested RSUs, Mr. Driscoll had 7,200 vested RSUs outstanding at December 31, 2011 (of which, 2,700 RSUs vested during the year ended December 31, 2011) for which no value is realized until settlement. The unrealized value of vested RSUs as of December 31, 2011 was $100,440 for Mr. Driscoll.

(4) In addition to each of their 9,800 unvested RSUs, Messrs. Shea and Stirnweis each had 12,200 vested RSUs outstanding at December 31, 2011 (of which, in each case, 2,700 RSUs vested during the year ended December 31, 2011) for which no value is realized until settlement. The unrealized value of vested RSUs as of December 31, 2011 was $170,190 for each of Messrs. Shea and Stirnweis.

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Nonqualified Deferred Compensation (Supplemental Retirement Plan)

Name	Executive Contributions in 2011	Registrant Contributions in 2011	Aggregate Earnings (Loss) in 2011	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/2011

	($)	($)	($)	($)	($)
Leo Liebowitz	0	42,925	202,315	0	2,245,080
David B. Driscoll	0	31,454	(3,336)	0	28,118
Kevin C. Shea	0	22,079	(6,149)	0	224,096
Thomas J. Stirnweis	0	20,039	2,650	0	186,193
Joshua Dicker	0	18,353	4,494	0	56,856

Nonqualified deferred compensation represents the balances accumulated under the Supplemental Retirement Plan. The amount reported for each executive in the column “Registrant Contributions in 2011” represents the respective amount reported for the prior year, 2010, in the column “Supplemental Retirement Plan” in the Summary Compensation Table above.

Potential Payments Upon Termination or Change in Control

See “Executive Compensation - Compensation Discussion and Analysis - Potential Payments Upon Termination or Change in Control” in this Proxy Statement.

Director Compensation Table

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Milton Cooper	34,500	87,600					122,100
Philip E. Coviello	44,000	87,600					131,600
Richard E. Montag	35,000	87,600					122,600
Howard B. Safenowitz	78,000	87,600					165,600

(1) Directors receive annual retainer fees of $20,000, except that the Chairman of the Audit Committee receives an annual retainer fee of $22,000. Directors also receive Committee and Board meeting fees of $1,000 for each meeting attended (except for telephonic meetings, for which the fee is $500), except that the Chairman of the Audit Committee receives $1,500 for each Audit Committee meeting (except for telephonic meetings, for which he receives $750). Directors who are employees of Getty do not receive retainers or Board meeting fees. As of March 2, 2012, the Compensation Committee determined to reduce the amount of the fees paid to Directors for service on the Board and on a Board committee on which they serve by 20% with respect to meetings held in March (with an understanding by the Compensation Committee that it would reevaluate Director fees at future meetings based on the Company’s circumstances). Mr. Safenowitz receives a fee of $10,000 per quarter for his services as Lead Director.

(2) The Company granted 4,000 RSUs to each non-employee director in 2011. The fair value of these RSUs was determined based on the closing market price of Getty’s stock on the date of grant without consideration of the five-year vesting period of the restricted stock award. These RSUs provide for settlement, to the extent vested, upon the earlier of ten years after grant or termination of service from the Board of Directors. At December 31, 2011, Messrs. Cooper, Coviello and Safenowitz each had 3,200 vested and 9,300 unvested RSUs outstanding of which, in each case, 1,700 RSUs vested during the year ended December 31, 2011. At December 31, 2011, Mr. Montag had 700 vested and 6,800 unvested RSUs outstanding of which 700 RSUs vested during the year ended December 31, 2011.

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Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for calendar year 2011 were Messrs. Cooper, Coviello, Montag and Safenowitz. There were no Compensation Committee interlocks to report in 2011.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management as required by Item 402(b) of Regulation S-K, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Compensation Committee:
Milton Cooper (Chairman)
Philip E. Coviello
Howard B. Safenowitz
Richard E. Montag

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PROPOSAL NO. 2
ADVISORY (NON-BINDING) VOTE
ON EXECUTIVE COMPENSATION (SAY-ON-PAY)
(Item No. 2 on the Proxy Card)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, requires that our stockholders have the opportunity to cast an advisory (non-binding) vote on executive compensation, commonly referred to as a “Say-on-Pay” vote.

The advisory vote on executive compensation is a non-binding vote on the compensation of our NEOs as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this Proxy Statement. The Compensation Discussion and Analysis section starts on page 19 of this Proxy Statement. Please read the Compensation Discussion and Analysis section which provides a detailed discussion of our executive compensation program and compensation philosophy, including information about 2011 compensation of our NEOs. This advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our Board, or our compensation policies as they relate to risk management.

The vote solicited by this Proposal No. 2 is advisory, and therefore is not binding on the Company, our Board or our Compensation Committee. The outcome of the vote will not require the Company, our Board or our Compensation Committee to take any action and will not be construed as overruling any decision by the Company, our Board or our Compensation Committee. Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our NEOs that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our Board, including our Compensation Committee, values the opinions of our stockholders, and, to the extent there is any significant vote against the executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns. Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 2:

RESOLVED, that the stockholders of Getty Realty Corp. approve, on an advisory basis, the named executive officer compensation.

Recommendation

The Board of Directors unanimously recommends a vote “FOR” approval of the foregoing resolution. Proxies will be so voted unless stockholders specify otherwise in their proxies.

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REPORT OF THE AUDIT COMMITTEE

To Our Stockholders:

This report addresses our compliance with rules of the SEC and the listing standards of the NYSE designed to enhance audit committee effectiveness to improve public disclosure about the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies.

Independence/Qualifications

The Board of Directors determined that for the year ended December 31, 2011 each member of the Audit Committee was “independent”, as such term is defined in the listing standards of the NYSE, and that each member who served on the Audit Committee for 2011 is “financially literate”, as such term is defined in the listing standards of the NYSE. The Board also determined that for the year ended December 31, 2011, Messers. Coviello and Montag each qualified as an “audit committee financial expert” under the relevant rules of the SEC and each had the requisite accounting/financial management expertise required by the listing standards of the NYSE.

Sarbanes-Oxley Act Compliance

During the past year, the Audit Committee met regularly with management to assure that the Company’s internal control over financial reporting continued to meet applicable standards under the Sarbanes-Oxley Act and are compliant with the listing standards of the New York Stock Exchange. The Company’s internal control over financial reporting were reviewed and tested by PricewaterhouseCoopers LLP, our independent auditors. Their report is included in our Annual Report on Form 10-K for the year ended December 31, 2011. At the Audit Committee meeting held on March 12, 2012, the Committee reviewed the Company’s internal control over financial reporting with management and PricewaterhouseCoopers LLP, and determined that the Company is in compliance with the requirements applicable to it.

Financial Statements

With regard to our audited financial statements, the Audit Committee has:

(1) reviewed and discussed the audited financial statements with management and with PricewaterhouseCoopers LLP, with particular emphasis on the various accounting matters raised by the December 5, 2011 filing by Getty Petroleum Marketing, Inc. for protection under Chapter 11 of the Federal Bankruptcy Code;

(2) discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards (“SAS”) 61, as modified or supplemented;

(3) (a) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and (b) discussed with PricewaterhouseCoopers LLP their independence; and

(4) based upon the review and discussions set forth in paragraphs (1) through (3) above, recommended to Getty’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

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Prior to filing with the SEC of each of the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2011, the Audit Committee Chairman or another member of the Audit Committee, reviewed with the Company’s management and PricewaterhouseCoopers LLP the Company’s interim financial results to be included in such reports and the matters required to be discussed by SAS 61.

The report of the Audit Committee should not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act or under the Exchange Act, except to the extent that Getty specifically incorporates this information by reference, and should not otherwise be deemed filed under such Acts.

Audit Committee:
Philip E. Coviello (Chairman)
Howard B. Safenowitz
Richard E. Montag

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PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item No. 3 on the Proxy Card)

On March 2, 2012, the Audit Committee appointed the firm of PricewaterhouseCoopers LLP (“PwC”), subject to ratification by the stockholders at the Annual Meeting, to audit the accounts of Getty with respect to our operations for the year ending December 31, 2012 and to perform such other services as may be required. Should PwC be unable to perform these services for any reason, the Audit Committee will appoint another independent registered public accounting firm to perform these services. As long as a quorum is present, a majority of votes cast at the Annual Meeting is necessary to ratify the appointment of the independent registered public accounting firm.

The Audit Committee’s Pre-Approval Policy requires pre-approval of services to be provided by PwC. The policy authorizes the Audit Committee to delegate to one or more of its members, and the Audit Committee has delegated to each of its members, authority to pre-approve non-audit services. Each member is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All (100%) of the non-audit services performed by PwC in 2010 and 2011 were pre-approved by the Audit Committee.

The fees payable to PwC, our principal independent registered public accounting firm, related to services provided for the years ending December 31, 2010 and 2011 were as follows:

		2010	2011

(a)	Audit Fees(1)	$468,000	$467,500

(b)	Audit-Related Fees (assurance and related services reasonably related to audit or review of financial statements not reported under (a)) (2)	$31,000	$393,000

(c)	Tax Fees (professional services for tax compliance, advice and planning)(3)	$185,000	$225,000

(d)	All Other Fees(4) (not reflected in (a) - (c))	$1,500	$1,800

(1) Includes the aggregate fees and expenses estimated or billed for professional services rendered by PwC for the integrated audit of the Company’s annual consolidated financial statements for the year and of its internal control over financial reporting as of year end and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the year.

(2) For 2011, represents fees for professional services rendered by PwC related to the Company’s common stock issuance completed in the first quarter of 2011, the Company’s registration statement filed in the second quarter of 2011, the Company’s significant acquisitions made during 2011, and the various accounting matters presented by the Marketing bankruptcy. For 2010, represents fees for professional services rendered by PwC related to the Company’s common stock issuance completed in May 2010.

(3) For 2011, includes $225,000 for federal and state tax compliance. For 2010, includes $185,000 for federal and state tax compliance.

(4) Represents annual subscription fees for the online accounting research tool Comperio.

Representatives of the firm of PwC are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

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Recommendation

The Board of Directors recommends that you vote “FOR” the proposals to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2012.

DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

Stockholder proposals to be considered for inclusion in next year’s Proxy Statement pursuant to Rule 14a-8 under the Exchange Act must be received by December 20, 2012. Any stockholder proposal or director nomination to be presented at the Annual Meeting that is not intended to be included in our Proxy Statement will be considered untimely if we receive it before February 17, 2013 or after March 20, 2013. Such proposals and nominations also must be made in accordance with our Bylaws. An untimely proposal may be excluded from consideration at the Annual Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act and the rules issued thereunder, Getty’s officers and directors are required to file reports of ownership and changes in ownership of Getty equity securities with the SEC and the NYSE. Copies of these reports are required to be furnished to the Company. Except for the late filings noted below, based on our review of the Forms 4 that we received during 2011 and the Forms 5 that we received with respect to 2011 and written representations provided by our directors and officers, Getty believes that during 2011 all of our officers and directors complied with the Section 16(a) requirements. Each of Getty’s officers and directors filed a Form 4 on April 20, 2011 reporting the grant of RSUs made to such person on March 2, 2012 pursuant to the 2004 Plan. Messrs. Liebowitz, Driscoll, Shea, Stirnweis and Dicker filed a Form 5 on January 26, 2012 reporting the receipt of 10 shares of common stock granted by the Company on December 20, 2011.

OTHER MATTERS

Management does not know of any matters, other than those referred to above, to be presented at the meeting for action by the stockholders. However, if any other matters are properly brought before the meeting, or any adjournment or adjournments or postponements thereof, we intend to cast votes pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.

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Record holders may vote by returning the enclosed proxy by mail or by attending the meeting and voting in person. If your shares are held in “street name”, which means they are held for your benefit in the name of a broker, bank or other intermediary, you will receive instructions from your broker, bank or other intermediary on how you can indicate the votes you wish to cast with respect to your shares. Please be aware that beneficial owners of shares held in “street name” may not vote their shares in person at the meeting unless they first obtain a written authorization to do so from their bank or broker. The proxy may be revoked at any time prior to its exercise. Record holders may revoke their proxy by voting at the meeting or by submitting a later-dated proxy prior to the meeting to the Secretary of the Company at the address on the first page of this proxy statement. If your shares are held in “street name”, you must contact your broker for instructions on revoking your proxy. Brokerage houses and other custodians will be requested to forward solicitation material to beneficial owners of stock that they hold of record. We will reimburse brokerage houses, banks and custodians for their out-of-pocket expenses in forwarding proxy material to the beneficial owners. The cost of this solicitation, which will be effected by mail, will be borne by us.

April 12, 2012
By Order of the Board of Directors,

/S/ JOSHUA DICKER
Joshua Dicker
Senior Vice President, Secretary and General Counsel

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date GETTY REALTY CORP. ATTN: THOMAS STIRNWEIS 125 JERICHO TURPIKE, STE 103 JERICHO, NY 11753 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. Election of Directors For Against Abstain 1 Leo Liebowitz 2 Milton Cooper 3 Philip E. Coviello 4 David B. Driscoll 5 Richard E. Montag 6 Howard B. Safenowitz The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY) 3 RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com . GETTY REALTY CORP. Annual Meeting of Shareholders May 24, 2012 3:30 PM This proxy is solicited by the Board of Directors The undersigned stockholder of Getty Realty Corp. hereby constitutes and appoints LEO LIEBOWITZ and THOMAS J. STIRNWEIS, and each of them, the true and lawful attorneys, agents and proxies of the undersigned, each with full power of substitution, to vote at the meeting (or if only one shall be present and acting at the meeting then that one), all of the common shares of stock of the corporation that the undersigned would be entitled, if personally present, to vote at the annual meeting of stockholders of the corporation to be held at the JP Morgan Chase & Co., 383 Madison Avenue, New York, New York, 10179 on May 24, 2012 at 3:30 p.m., and at any adjournments or postponements thereof. Continued and to be signed on reverse side